Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors BloomZ Inc.:

We hereby consent to the inclusion in this Registration Statement of BloomZ Inc. and its subsidiaries (the “Company”) on Form F-1 of our report dated September 19, 2023 related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2022 and 2021 which appears in this Registration Statement on Form F-1. Our report dated September 19, 2023, relating to the consolidated financial statements includes an emphasis paragraph relating to uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

October 30, 2023